Exhibit 99.1

U.S. Shipping Partners L.P. Reports 2005 First Quarter Results

EDISON, N.J., May 3 /PRNewswire-FirstCall/ — U.S. Shipping Partners L.P. (NYSE: USS) today reported results of operations for its first quarter ended March 31, 2005.  The Partnership also announced the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the first quarter, or $1.80 per unit annualized.  The distribution will be payable on May 16, 2005 to unitholders of record on May 9, 2005.

(Logo:  http://www.newscom.com/cgi-bin/prnh/20041101/USSPLOGO )

For the three months ended March 31, 2005, the Partnership reported net income of $6.6 million, an increase of $3.9 million, or 141%, compared to $2.8 million for the three months ended March 31, 2004.  This increase is due to increased operating income of $2.3 million, due to the addition of one chemical parcel tanker and increased freight rates, coupled with a reduction of $1.1 million in interest expense resulting from the repayment of $93.8 million in debt concurrent with our initial public offering in November 2004.  Net income per basic limited partnership unit increased to $0.47 for the three months ended March 31, 2005, as compared to $0.35 per unit for the three months ended March 31, 2004.  The weighted average number of basic limited partnership units outstanding increased to 13.8 million in the first quarter 2005 from 7.8 million in the first quarter 2004 as a result of the Partnership’s November 2004 initial public offering.

Operating income was $7.5 million, or 23% of voyage revenue, for the three months ended March 31, 2005 compared to $5.2 million, or 20% of voyage revenue, for the comparable period in 2004. Revenues rose to $33.1 million, an increase of $7.4 million, or 29%, over 2004 first quarter revenues of $25.7 million.  The Partnership’s addition of the Charleston, which we did not own during the three months ended March 2004, as well as increased time charter equivalent rates of approximately $2,200 per day, or 7%, caused by a strong spot market, contributed to the increase in revenues.

EBITDA grew to $13.7 million for the three months ended March 31, 2005, an increase of $3.0 million, or 28%, over EBITDA of $10.7 million for the three months ended March 31, 2004.  The three months ended March 31, 2005 reflected increased general and administrative expenses of $0.9 million, including $0.5 million of increased professional fees, insurance and other costs incurred in connection with being a public entity that were not incurred in the comparable 2004 period. The remaining increase is attributable to additional expenses necessary to accommodate the growth of our business, including the addition of the Charleston.  EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Our distributable cash flow for the first quarter 2005 was $7.9 million, or approximately 1.25 times the amount needed to cover the cash distribution of $6.3 million declared in respect of the period.  Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Chairman and CEO Paul B. Gridley said, “We are pleased with the results of our first full quarter of operations as a public company.  Our partnership enjoyed strong demand in both our clean petroleum products and chemical shipping businesses.  We expect increasingly stringent quality standards for U.S. flag vessels combined with continued deletion of older vessels under OPA 90 regulations will continue to support full utilization of our fleet and favorable trends in freight rates.  We continue to seek opportunities to grow our business through selective acquisitions and the construction of additional vessels, including articulated tug barges (“ATB’s”), the first of which is currently scheduled for delivery in April 2006.”

Earnings Conference Call

We have scheduled a conference call for Tuesday, May 3, 2005, at 10:30 am Eastern time, to review our first quarter results.  Dial-in information for this call is 1-800-901-5213 (Domestic) and 1-617-801-6888 (International).  The participant passcode is tankers.  The conference call can also be accessed by webcast, which will be available at http://www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit http://www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles.  We also present certain non-GAAP financial measures, such as EBITDA, distributable cash flow, and net voyage revenue, which we use to manage our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners.  The calculation of distributable cash flow is detailed in the table below.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.  The amount of expenses we incur for a particular voyage depends upon the form of contract with our customer.  Although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses is comparable across the different types of contracts.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.

Consolidated Statements of Operations

(in thousands, except for per unit data)

	For the Three Months Ended March 31,
	2005	2004 (1)
Voyage revenue	$33,056	$25,684
Vessel operating expenses	10,940	9,257
% of voyage revenue	33.1%	36.0%
Voyage expenses	6,078	4,217
% of voyage revenue	18.4%	16.4%
General and administrative expenses	2,357	1,480
% of voyage revenue	7.1%	5.8%
Depreciation and amortization	6,183	5,538
Total operating expenses	25,558	20,492
Operating income	7,498	5,192
% of voyage revenue	22.7%	20.2%
Interest expense	1,375	2,448
Other income	(201)	(34)
Income before provision for income taxes	6,324	2,778
(Benefit) provision for income taxes	(325)	18
Net income	$6,649	$2,760

General partner’s interest in net income	$133	—
Limited partners’ interest in:
Net income	$6,516	$2,760
Net income per unit - basic and diluted	$0.47	$0.35
Weighted average units outstanding - basic and diluted	13,800	7,800 (2)

(1)   Represents results of operations of our predecessor company, United States Shipping Master LLC.

(2)   Represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of our initial public offering.

Supplemental Operating Statistics

	For the Three Months Ended March 31,
	2005	2004
Total fleet
Vessel days	720	637
Days worked	717	627
Drydocking days	—	—
Net utilization (1)	99.5%	98.4%
Average time charter equivalent rate (2)	$37,650	$34,238

(1)          Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.

(2)          Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.

U.S. Shipping Partners L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended March 31,
	2005	2004
Net income	$6,649	$2,760
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	6,183	5,538
Interest expense, net	1,174	2,414
Provision for income taxes	(325)	18
EBITDA	$13,681	$10,730

Distributable Cash Flow (1)

		For the Three Months Ended March 31, 2005
	Net income	$6,649
	Adjustments to reconcile net income to distributable cash flow:
Add:	Depreciation and amortization (2)	6,198
	(Payments to) Hess under support agreement	(213)
	(Benefit) for income taxes	(325)
	Loan from general partner for income tax payment (3)	34
Less:	Estimated maintenance capital expenditures (4)	4,300
	Income taxes paid	134
	Distributable cash flow	$7,909

	Cash distribution in respect of the period	$6,337

	Distribution coverage	1.25

(1)   Distributable Cash Flow provides additional information for evaluating our ability to distribute the minimum quarterly distributions for four quarters on the outstanding common and subordinated units and the 2% general partner interest.

(2)   Includes amortization of deferred financing fees, which is included in interest expense in the Consolidated Statements of Operations.

(3)   Our general partner has agreed to lend us an amount equal to the lesser of (i) $770,000 and (ii) the 2005 estimated tax liability of our subsidiary that owns the Chemical Pioneer.  The loan will bear interest at the minimum applicable federal rate.

(4)   Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.

Net Voyage Revenue

	For the Three Months Ended March 31,
	2005	2004

Voyage revenues	$33,056	$25,684
Voyage expenses	6,078	4,217
Net voyage revenue	$26,978	$21,467

/CONTACT: Albert Bergeron of U.S. Shipping Partners L.P., +1-732-635-1500/